Exhibit 10.22

This document is an English translation of a document prepared in German. In case of any ambiguity, the German text shall prevail.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 1/16

RENTAL CONTRACT – NO. 1/CureVac/2018

between	Fränkel Immobilien-Service GmbH (Register Court Ulm – HRB 722439)
Represented by the managing director	Mr Peter Buck
Based in	88045 Friedrichshafen Allmandstraße 6 (hereinafter referred to as “landlord”)
And	CureVac Real Estate GmbH (Register Court Stuttgart – HRB 754041)
Jointly represented by the managing directors	Ms Dr Simone Dahlmanns and Mr Dr Florian von der Mülbe
All based in	72076 Tübingen Paul-Ehrlich-Straße 15 (hereinafter referred to as “tenant”)

the following rental contract is concluded:

Preamble

The landlord intends to acquire the land in the district of Tübingen Real Estate no. 6923/14 Friedrich Miescher-Straße, buildings and open space, building site, 4260m2, from the University City of Tübingen (hereinafter "building land") and to sell it after completion of the buildings described below, which the tenant is aware of and agrees to. In the event of sale of the rental properties, all rights and obligations under this contract shall pass to the future buyer and the rental relationship shall continue between the buyer of the rental properties and the tenant on the basis of this contract.

The landlord shall construct logistics, office and laboratory buildings on the building site in two construction phases - construction phase 1 for building 1 and construction phase 2 for building 2- (hereinafter also referred to as rental property 1 or rental property 2) for use by the tenant. During planning and construction, special emphasis is placed on both an energy-efficient design of the building and a high degree of suitability for the purpose intended by the tenant.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 2/16

With this proviso, the parties agree the following:

Section 1        Rental property, rental purpose

(1) The landlord becomes the owner of the land at Friedrich-Miescher-Strasse 15 in Tübingen, Real Estate No. 6923/14 of the district of Tübingen, entered in the land register of Tübingen, plot 19, sheet 3644 and sheet 4261. On the land, the landlord will construct logistics, office and laboratory buildings in two construction phases in compliance with the generally recognised rules of technology and architecture, the contractual agreements and using only approved building materials with a total area of approx. 6,973.35 m2 (construction phase 1) and a total area of approx. 4,516.08 m2 (construction phase 2). The location of the buildings is shown in the site plan, Annex 1.

The areas indicated for the buildings are approximate dimensions. The area calculation attached to the landlord's building application of 04.17.2018, submitted to the City of Tübingen on 04.19.2018, is authoritative.

For the new build in construction phase 1, this is shown in the site plan attached as Annex 1 to this contract. The rental areas for construction phase 1 are shown in the floor plans, sections and views attached as Annex 2 to this contract (collectively "planning documents"). The design and equipment of the individual areas are set out in the building specifications as Annex 3 to this contract ('rental property 1').

For construction phase 2, the corresponding annexes Site plan Annex 1a, planning documents Annex 2a and building description Annex 3 ("rental property 2") apply.

The tenant shall procure all furnishings and fixtures at their own expense and install them in the rental property. The landlord and tenant have drawn up a list of interfaces for this purpose and to define their reciprocal obligations. This list of interfaces is attached to this contract as Annex 4 and takes precedence over the contents of the building specifications insofar as interface issues are dealt with in the building specifications.

All annexes to this contract are initialled by the parties and form the basis of the rental contract. Insofar as individual installations are designated "CureVac AG", this refers to the tenant.

The parties agree that, with the exception of the parking spaces in the underground car park, other required parking spaces are not part of this rental contract.

In the event of contradictions between planning documents and building specifications, the contracting parties shall endeavour to reach mutual decisions on the type and quality of execution of construction and/or equipment. If no agreement can be reached, the contents of the building specifications take priority over those of the planning documents.

In the event of incomplete or overlapping provisions in the building specifications, work or equipment is owed which a tenant can normally expect in such a contractual property. The landlord decides on this at reasonable discretion in accordance with Section 315 of the German Civil Code. The same applies if the tenant does not exercise a right of choice granted to them between different equipment variants within a reasonable period of time set by the landlord in writing. The design of the outdoor facilities shall be in accordance with the outdoor facilities plan, Annex 5. A representation of the external design resulting from the Annexes 1-4 is therefore not binding. The furnishings and equipment shown in the plans are only intended to illustrate the room conditions and floor space and are not owed by the landlord within the scope of this rental contract, as is the case with the entire lT installation.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 3/16

Overall, the landlord must ensure that the implementation planning is coordinated with the tenant.

The landlord has the right to make changes to the rental property in comparison with the information contained in Annexes 1 to 5 or the Annexes marked with "a", if the changes are either necessary to obtain the building permit or if the changes do not significantly affect the interests of the tenant. Such a significant impairment of the tenant's interests exists if the intended size of the area of the rental property would change by more than +/-3.00% or if the contractual use of the rental property would become more expensive or impede the tenant due to the change.

The parties undertake to contractually fix all deviations from the agreed building specifications / planning documents in a written supplement to this rental contract.

(2)

The rental properties are leased for the commercial purpose of office and administrative use as well as the storage and logistics of materials and substances in connection with the development, production and marketing of pharmaceuticals.

A change of use requires the consent of the landlord. This must be granted if the intended change of use is permitted under building law. The landlord may refuse consent to the change of use for good cause.

(3)

The Landlord guarantees the legally approved use of the respective rental property in accordance with Section 1 No. (2) Sentence 1 of this contract at the time of handover. All official approvals which become necessary in the course of the rental period and which are connected with the use and operation of the respective rental property within the meaning of No. (2) shall be obtained by the tenant at their own expense, insofar as these are not due to the location or specific structural condition of the rental property (e.g. fire protection) or to a change in official or technical requirements for the respective rental property which comes into force after the signing of the rental contract.

(4)

The parties agree for the sake of clarity that the landlord owes the building permit for both rental properties without the total number of parking spaces required under building law. To this end, the tenant and the University City of Tübingen shall jointly draw up a parking space concept, on the basis of which the parking space verification in accordance with the building regulations shall be carried out, if necessary in conjunction with the relevant motor vehicle parking space statutes of the University City of Tübingen. All costs incurred in connection with the conceptual planning, the application procedure, the approval and the production of the vehicle parking spaces required by building law or requested by the tenant shall be borne in full by the tenant in relation to the landlord, including any parking space redemption fees.

Section 2       Duration of contract, handover

(1)

The rental relationship begins with the date of the mutual signing of this rental contract. The agreed fixed rental period shall commence upon handover of the rental property 1.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 4/16

The Landlord shall prepare the respective rental property in accordance with the attached plans and the description of services and hand it over in accordance with the implementation schedule (Annex 6).

The landlord undertakes to hand over the respective rental property immediately after completion of the respective rental property as described in Section 1 para. 1 of this contract, presumably on 10.15.2019, but no later than as of 01.15.2020 for rental property 1 and 04.15.2020, but no later than 09.15.2020 for rental property 2. The date of handover of the respective rental property shall be approximately stated by the landlord, if possible two months in advance, and shall be binding for both landlord and tenant at least 14 days in advance. On the day of the respective handover, a handover protocol to be signed by both contracting parties shall be drawn up on a form to be provided by the landlord on the basis of Annex 7. Any defects detected in the handover protocol must be remedied by the landlord without delay, at the latest within one month. Minor defects or residual work present at the handover of the respective rental property, which do not significantly impair the use by the tenant and which can be remedied or carried out without significantly impairing the use by the tenant, do not delay the handover or do not entitle the tenant to refuse the handover. Should the tenant accept the rental property despite considerable defects, this does not imply recognition of the respective rental property as free of defects.

The parties agree that after handover of the rental property 1, the final start of the rental period in accordance with number (2) below will be specified in a supplement to this rental contract, which is to be signed by both parties and which is to become an integral part of the present rental contract in compliance with the legal requirements for the written form (Section 578 para. 2,550, 126 of the German Civil Code (BGB)).

The above-mentioned probable handover date(s) can only be met by the landlord if the building permit and building permission for the planned building project has been issued by the lower building authority by 07.16.2018 at the latest. If the granting of the building permit and the building clearance is delayed without the landlord being responsible for this, both the above-mentioned probable and the latest handover date shall be postponed by the corresponding length of time. Notwithstanding the rights of withdrawal in Section 14 resulting from a postponement of the handover of the rental property due to a delay in the issue of the building permit and building permission, the parties to the contract may not make any claims against the other party.

(2)

The rental period for both rental properties is agreed for a fixed period. The rental period shall be 15 (in words "fifteen") years from the first full calendar month after handover of rental property 1 ("rental period"). During this period, even before the start of the rental period, the proper notice of termination is excluded.

(3)

The tenant has the right to request the extension of the rental relationship (option) twice for five years each time (hereinafter referred to as "option period"). The first option must be asserted in writing by the tenant to the landlord at least 15 months before the end of the rental period. This applies accordingly to the second option with the proviso that the option must be exercised 15 months before the end of the first option period. If the tenant does not exercise an option, the rental relationship ends at the end of the rental or option period.

(4)

After expiry of the option periods, the rental relationship is extended by one year in each case unless it is terminated by one of the two parties with 12 months' notice to the respective expiry date.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 5/16

The parties agree that the receipt of the notice of termination by the other contracting party shall be decisive for the timely receipt of the notice of termination.

(5)

A tacit extension of the rental relationship according to Section 545 of the German Civil Code is excluded.

Section 3       Rent

(1)	The monthly rent for rental property is 1 net cold:

€/month       87,520.00

plus advance payment of operational costs on the operational costs currently apportionable under clause (5)	€/month	9,000.00
Subtotal rent incl. AP OC net	€/month	96,520.00
plus statutory VAT (currently 19%)	€/month	18,338.80
monthly rent incl. AP OC gross	€/month	114,858.50

The total monthly rent for rental property 2 is:

€/month       87,520.00

plus advance payment of operational costs on the operational costs currently apportionable under clause (5)	€/month	9,000.00
Subtotal rent incl. AP OC net	€/month	96,520.00
plus statutory VAT (currently 19%)	€/month	18,338.80
monthly rent incl. AP OC gross	€/month	114,858.50

each including the rented parking spaces in the underground car park

The total monthly rent for both rental properties ("total rent") is

€ 229,717.60

(2)

The monthly rent is owed from the time the respective rental property is handed over. If the handover takes place during a month, the rent for this month is owed pro rata temporis. From handover of rental property 2 the total rent is to be paid.

(3)

The rent is to be paid on the 1st calendar day of each month, monthly in advance, to an account to be named by the landlord. For determining punctuality of payment, it is not the dispatch but the receipt of the money that is decisive. The landlord will request the first rent from the tenant in writing, stating the account details.

(4)

The tenant may not set off any counterclaims or exercise a right of retention against the due rent or other demands of the landlord, unless these counterclaims have been recognised or legally assessed. The right according to Section 536 (1,2 and 3) of the German Civil Code to reduce the rent due to defects of the rental property remains unaffected.

(5)

In addition to the rent, the operational costs are allocated to the tenant in accordance with the current version of the Operating Costs Ordinance and the management costs. Unless otherwise provided for in this contract, the currently apportionable operational costs as well as the anticipated management costs are listed in the list as Annex 8 to this contract.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 6/16

(6)

The tenant undertakes, as far as possible, to invoice operational costs directly to the supply and disposal companies and to make the necessary declarations.

(7)

The landlord is entitled to demand an appropriate monthly advance payment for the remaining operational costs under consideration of Section 3 Nos. (5) and (6). Until further notice, invoices for operational costs will be issued at the end of the following calendar year. Any difference resulting from the invoice (subsequent payment/refund) shall be settled by the respective debtor in favour of the respective creditor within four weeks after receipt of the respective invoice. The landlord is entitled to adjust the monthly advance payment of operational costs according to the change in operational costs of the previous accounting period.

(8)

Both the monthly rent specified under § 3 number (1) of this contract and the monthly advance payment of operational costs are to be paid in each case plus the respectively valid statutory VAT (currently 19%). In this regard, the landlord, with reference to 514 para. 4 sentence 1 of the German Value Added Tax Act (UStG), states that they are registered with the Friedrichshafen tax authority.

Section 4       Indexation clause

(1)

If the consumer price index officially determined and published by the Federal Statistical Office in Wiesbaden for the Federal Republic of Germany (current basis 2010=100) as compared to the level at the time of conclusion of this contract) increases or decreases by 10% or more, the currently applicable rent shall be changed to reflect the percentage change in the index. The request for adjustment must be asserted in writing by the respective entitled party and comes into force on the first day of the month following the entitled assertion.

(2)

In each case where the index is changed again by 10% or more compared to the level on which the previous adjustment was based, the procedure shall be repeated in accordance with Section 4 No. (1) of this contract.

(3)

The contractually agreed indexation clause is subject to the Price Clause Act (PrKIG). The contracting parties assume that the agreed index is not subject to the price clause prohibition. Should this assumption not apply, the index legally permitted under PrKIG which comes closest to the invalid index shall be deemed agreed.

(4)

If an index recalculation is published during the term of the contract, the latest calculation must be used. The date of transition is the month from which the Euro amount was last adjusted to the index development. Past payment obligations are to be regarded as closed; due to an index recalculation, the monetary amounts paid are not recalculated again retroactively.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 7/16

(5)

Should the Federal Statistical Office rebase the index agreed in Section 4 item (1) of this contract or discontinue its continuation in whole or in part, the new calculation basis or the respective successor index shall apply or an index which reflects the value protection intended by the contracting parties in a comparable manner to the index last applicable.

Section 5       Subletting

(1)

A complete or partial subletting requires the written consent of the landlord. Consent may only be denied for good cause, in particular if the purpose of use is to be changed. Consent shall be deemed to have been given if the tenant has transferred the rental property in whole or in part to third parties who are associated with it within the meaning of Section 15 et seq. German Stock Corporation Act (AktG) for use.

(2)

The liability of the tenant for all claims of the landlord from this contract remains unaffected by the subletting.

Section 6       Maintenance, repair and upkeep of the rental property

(1)

The maintenance and repair of the rental property is the responsibility of the landlord at their own expense, unless otherwise stipulated below. The landlord shall maintain the respective rental property during the entire rental period and, if applicable, option period (together "rental duration") in a condition corresponding to the contractual use, taking into account all official regulations, in particular with regard to workplace guidelines and fire protection devices and carry out work in this respect in coordination with the tenant and with appropriate consideration of the business operations and business interests of the tenant. Necessary changes in condition, in particular also compliance with official regulations, which are attributable to the use of the tenant, are to be arranged by the tenant at their own expense.

(2)

The parties agree for clarification that repair, maintenance, upkeep and repair work on all items, annexes and equipment brought into the respective rental property by the tenant are to be carried out entirely by the tenant.

(3)

Minor repairs up to a maximum net amount of € 350.00 in each individual case, but not exceeding € 10,000.00 net per rental year, shall be borne in full by the tenant. The above values are increased in accordance with the agreements in Section 4 of this contract.

(4)

The tenant is responsible for all cosmetic repairs in the rental premises. These include in particular painting the walls and ceilings. They must be carried out as soon as this becomes necessary due to wear and tear.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 8/16

(5)

Care and maintenance of all technical equipment, facilities and pipe networks belonging to the respective rental property, such as automatic doors, roller-/ sectional gates, heating, ventilation, RT system, security lighting system (central or remote), fire alarm system, burglar alarm system, sprinkler system, etc., shall be assumed by the tenant, insofar as they are not required to carry out the work according to Section 6 No. (2) of this contract in any case at their own expense. The tenant shall provide the landlord with corresponding proof of maintenance.

(6)

The tenant shall be liable to the landlord for damage to the respective rental property caused by the culpable conduct of his employees, suppliers, customers, craftsmen, visitors, subtenants or similar, without this being the fault of the tenant. The tenant is responsible for proving that there was no culpable conduct. This liability does not apply insofar as the above-mentioned damages are due to a grossly negligent breach of duty by the landlord or to an intentional or grossly negligent breach of duty by one of their legal representatives or their agents.

Section 7       Structural changes, advertising facilities

(1)

Structural changes to the respective rental property, especially in the case of an intervention in the static construction of the building, are only permitted with the consent of the landlord. Any structural changes carried out by the tenant must be carried out professionally and at least correspond to the structural standard of the respective rental property. Notwithstanding No. (4), permissible structural changes made by the tenant at the end of the contract do not have to be dismantled; they may, at the tenant's discretion, remain in the respective rental property without compensation. If the tenant dismantles structural changes, they must restore the original condition of the respective rental property at their own expense.

(2)

The landlord may carry out repairs and structural changes which become necessary to maintain the respective rental property or to remedy damage, after prior consent of the tenant, the consent may only be denied for good cause. The tenant must keep the premises under consideration accessible and must not obstruct the execution of the work. In the case of repairs and structural changes in laboratory rooms, the landlord shall coordinate the type, scope and duration of the work with the tenant and then carry out the work on the basis of the agreements made. The rooms may be entered in a urgency and in cases of emergency to prevent or remedy damage, the laboratories may only be entered in an emergency, even outside normal business hours; the landlord will attempt to notify the tenant in advance.

(3)

Insofar as work is permitted under Section 7 Nos. (1) and (2), the tenant may only demand replacement or reduction if they can prove that the work completely or partially precludes or significantly impairs the use of the respective rental property for the agreed purpose.

(4)

If the tenant brings items into a rental property, there is no transfer of ownership to the landlord, except in the cases of Section 946 et seq. German Civil Code. Upon transfer of ownership in these cases, the financial compensation provided for by law in accordance with Section 951 of the German Civil Code shall be applied.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 9/16

(5)

In agreement with the landlord, the tenant is entitled to install appropriate advertising facilities on the buildings at their own expense. Upon termination of the rental relationship, the tenant shall restore the previous condition.

Section 8       Traffic safety obligation

The tenant shall assume and fulfil all traffic safety obligations in the respective rental property from the time of handover. This also includes the obligation to clear and grit the access to and outside areas of the rental property in winter.

Section 9       Extraordinary termination

The landlord may terminate the rental relationship without notice if the tenant is in arrears with an amount equivalent to two months' rent despite a warning with a grace period set by registered letter. The legal rights of the tenant to extraordinary termination remain unaffected.

Section 10     Insurance

(1)

The tenant undertakes to insure at their own expense all items in their ownership in the respective rental property, e.g. technical systems, equipment and, if applicable, pipe networks, all of their technical facilities and, if applicable, equipment, the risk of glass breakage and public liability insurance.

(2)

Should the tenant wish the landlord to include technical equipment, facilities, pipe networks or operational facilities which are owned by the tenant and which are fixed to the building in the building's property insurance, the tenant must inform the landlord in writing. The additional premiums charged by the property insurer for this purpose shall be borne in full by the tenant.

(3)

To cover damage caused by fire, storm, hail, damage caused by other natural hazards as well as damage caused by mains water, the landlord shall take out adequate building insurance as well as property and land owner's liability insurance for the rental property.

Section 11     Rent security deposit

(1)

a) Two weeks before handing over the rental property, the tenant shall provide a rent deposit of € 2,756,611.20 (gross rent in accordance with Section 3 No. (1) of the contract for rental property 1 including VAT for 24 months). The landlord may use the deposit to satisfy any claims they may have against the tenant during or after termination of the rental duration in connection with the contract. The landlord is obliged to inform the tenant in advance of any claim from the deposit. If the tenant makes use of the deposit during the rental duration, the tenant is obliged to immediately replenish it to the agreed amount.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 10/16

b) Two weeks before handing over rental property 2, the tenant shall pay a deposit of €2,756,611.20 (gross rent in accordance with Section 3 No. (1) of the contract for rental property 2 including VAT for 24 months). The landlord may use the deposit to satisfy any claims they may have against the tenant during or after termination of the rental duration in connection with the contract. The landlord is obliged to inform the tenant in advance of any claim from the deposit. If the tenant makes use of the deposit during the rental duration, the tenant is obliged to immediately replenish it to the agreed amount.

(2)

The deposit is to be made in the form of a transfer to a deposit account to be named by the landlord. The deposit is to be invested with interest. An interest payment increases the security and is due to the tenant after termination of the contract.

The tenant may also provide security in the form of an irrevocable, unconditional and directly enforceable bank guarantee, in which the right of deposit, the defence of contestability and set-off and the right of advance action are excluded; however, the waiver of the defence of set-off shall only apply to the extent that the counterclaim has not been recognised or legally assessed. Only a German commercial bank can be a suitable guarantor. The bank guarantee must provide for the exclusive jurisdiction of the Regional Court of Tübingen and the exclusive application of German law.

(3)

The landlord is entitled to refuse to hand over the respective rental property if the tenant has not provided the deposit according to Nos. (1) and (2). Irrespective of the refused handover of the rental property, the tenant shall be obliged to pay the rent from the point in time at which the handover could have taken place if the deposit had been made in time. The extraordinary right of termination of the landlord remains unaffected.

(4)

The landlord must return the deposit six months after the rental property has been returned in accordance with the contract and any claims have been settled in full, but not before two months have elapsed after the landlord has submitted a final invoice for operating and ancillary costs. If necessary, a partial return must be made

Section 12     End of the rental duration

At the end of the rental duration, the rental property is to be handed over cleaned with all keys in the condition that can be expected after careful handling during the rental duration and after execution of the contractually agreed maintenance and repair work. With regard to structural changes, Section 7 of this contract shall apply.

All keys, including those procured by the tenant themselves, must be returned.

Section 13     Deadlines

The landlord has submitted an application for a building permit for the planned entire construction project, which is capable of being approved, on the basis of the documents mentioned in Section 1 No. (1) of this contract to the competent lower building authority, the City of Tübingen, on 04.19.2018. Reference is made to Section 1 No. (4).

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 11/16

Section 14     Rights of withdrawal

The parties have agreed on the following rights of withdrawal, which shall apply to the contract as a whole. If a right of withdrawal is exercised, the rental relationship does not come into existence or ends when the withdrawal takes effect.

(1)

The tenant expressly reserves the right of withdrawal from this contract. This right may be exercised by the tenant if

a)	no enforceable building permit for the rental property in favour of the landlord has been obtained by 10.20.2018; or
b)	construction has not commenced by 11.15.2018 at the latest for construction phase 1 or by 04.15.2019 at the latest for construction phase 2; Section 2 No. (1) Paragraph 2 of this contract shall apply accordingly; construction in this sense shall be deemed to have commenced when the construction site has been set up on the building site and the excavation of the building pit has begun; or
c)	one of the rental properties has not been completed and handed over by the latest time of handover as provided for in Section 2 No. (1) - irrespective of an extension of the deadline in accordance with Section 2 No. (1), last paragraph - and cannot be completed and handed over within a further 6 months due to significant actual or legal circumstances. The latter is accepted if the rental property is not completed and handed over within the aforementioned additional period of 6 months. If rental property 1 has already been handed over, the parties will negotiate an adjustment of the rental contract with regard to the rental property, rental period and rent as well as an alternative planning for rental property 2, irrespective of the forfeiture of a contractual penalty by the landlord.

(2)

The contracting parties agree that the withdrawal from the contract is to be exercised by the tenant in writing as follows:

-	to the above No. (1) a: taking into account the possible postponement Section 2 No. (1) Paragraph 2 until 11.15.2018 at the latest.
-	to the above No. (1) b: taking into account the possible postponement of Section 2 No. (1) Paragraph 2 until 07.15.2019 at the latest with regard to rental property 1 and until 12.15.2019 at the latest with regard to rental property 2
-	to the above No. (1) c: no later than three months after the unsuccessful expiry of the above-mentioned 6-month period.
-	The receipt of the notice of withdrawal to the landlord is decisive for the timeliness of the withdrawal.

(3)

The landlord expressly reserves the right of withdrawal. This can be exercised if:

a)	The landlord expressly reserves the right of withdrawal. This right may be exercised if: a legally binding purchase contract between the landlord and the University City of Tübingen in the form of Section 311b of the German Civil Code has not been concluded for the building plot by 06.30.2018 at the latest.

or

b)	The landlord expressly reserves the right of withdrawal. This right may be exercised if: the building permit for the planned construction project on the rental property has not been issued in an enforceable manner by 10.20.2018.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 12/16

(4)

The contracting parties agree that the withdrawal from the landlord is to be exercised in writing as follows:

-	to the above No. (3) a: 07.31.2018 at the latest
-	to the above No. (3) b: 11.20.2018 at the latest

The receipt of the declaration of withdrawal to the tenant is decisive for the timeliness of the withdrawal.

(5)

In the event that one of the contracting parties makes use of a right of withdrawal in accordance with Section 14 of this contract, the parties mutually waive all claims for damages against the other party, except to the extent that these arise due to death, personal injury or damage to health, or for damages based on a grossly negligent breach of duty by the other contracting party or on an intentional or grossly negligent breach of duty by one of their legal representatives or their vicarious agents. This shall not apply if the landlord has not submitted a complete and approvable building application which meets the requirements of the development plan and the state building regulations of Baden-Württemberg and the implementation regulations issued for this purpose (LBO AVO, LBO WO) or if the latest handover date in accordance with Section 2 No. (1) is exceeded.

Section 15     Contractual penalty for late handover

If the landlord has not handed over rental property 1 in accordance with Section 1 No. (1) to the tenant by 01.15.2020 at the latest or rental property 2 has not been built in accordance with the contract by 09.15.2020 at the latest, the landlord is obliged to pay a contractual penalty of €5,000.00 for each day or part thereof which the tenant is unable to use the respective rental property due to the delayed handover, but not more than one month's rent for the rental property concerned. Section 2 No. 1 paragraph 2 of this contract shall apply accordingly. This does not exclude the tenant's assertion of further damages.

Section 16     Temporary storage use rental property 1/construction costs

(1)

The building application for rental property 1 and 2 was prepared and submitted by the landlord on the basis of the documents (site plan / floor plans / building specifications) attached to this contract as Annexes. Reference is made to Section 1 No. (1) of this contract.

(2)

If and insofar as the tenant intends to have the storage and/or logistics space on the ground floor and 1st floor of rental property 1 converted into office space, the tenant shall notify the landlord in writing. Landlord and tenant agree that the conversion into office space is only possible in relation to whole floors on the ground floor and first floor and must comply with the equipment standards in Annex 3 to this contract. Landlord and tenant shall agree on the start and duration of the dismantling, conversion and extension work. Landlord and tenant agree for clarification that for the period of interruption of use due to the dismantling, conversion and extension work on the ground floor and 1st floor, the rent shall remain unchanged and the tenant shall not be entitled to withhold or reduce the rent during this period, in particular with reference to the dismantling, conversion and extension work on the ground floor and 1st floor, irrespective of the legal grounds.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 13/16

(3)

It is agreed between the landlord and tenant that in the event of the dismantling of the storage/logistics space on the ground floor and first floor and a conversion/fitting of office space, the tenant shall bear the costs arising from this in full.

If a change in the purpose of use is to be applied for at the competent authority, the landlord is obliged to submit a corresponding building application to the competent authority without delay at their own expense and in consultation with the tenant.

(4)

The landlord and the tenant agree that the tenant does not acquire ownership of dismantling and installation work carried out by the landlord on rental property 1, nor of the equipment brought in by the landlord, nor of the rental property as a whole by assuming the costs. The rent for rental property 1 remains unchanged.

(5)

In the event of a change of use and/or a corresponding conversion, the parties shall immediately prepare a written supplement to the rental contract together with plans for this and link it to this contract.

Section 17     Rental property 2 parking spaces

The landlord allows the tenant, after handing over the rental property 2 in accordance with Section 1 in conjunction with Section 15 of this contract, to create vehicle parking spaces on the partial areas of the property designated for rental property 2, as shown on the site plan for the building permit, for the exclusive use of the tenant's employees, visitors and customers. All services in connection with planning, approval, construction, maintenance, repair, replacement renewal, use and dismantling of the parking spaces and their access roads shall be carried out by the tenant at their own risk and entirely at their own expense. The tenant is also responsible for the traffic safety obligation for all parking spaces and access roads; this expressly includes the removal of snow and ice in winter. At the request of the tenant, the landlord shall, unless the landlord has good cause to refuse to do so, make all relevant declarations. In connection with the creation of the parking spaces on the part of the tenant is expressly referred to in Section 1 No. (3) para. 2 of this contract.

Section 18     Assumption of debt

CureVac AG (Registration Court Stuttgart - HRB 754041), represented by the members of the Management Board, Dr Franz-Werner Haas and Dr Mariola Fotin-Mleczek, residing at Paul-Ehrlich-Straße 15, 72076 Tübingen, Germany, irrevocably and jointly and severally assumes the obligations of the tenant under this rental contract after completion of their studies and in full knowledge of the contents of the present rental contract.

Section 19     Loss of the rental properties

In the event of the loss of the rental property, the landlord is not obliged to rebuild the rental property. The rights of the tenant remain unaffected. The landlord hereby undertakes to pass on to the tenant the proportional compensation of the building insurer for the parts of the building constructed by the tenant and the equipment installed by the tenant.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 14/16

Section 20     Final provisions

(1)

The parties agree on a six-week binding period for the application to conclude this contract, starting on the day of the first signing of the contract. Acceptance of the application must take place within the aforementioned period, but not the receipt of the acceptance by the applicant. In this respect, the timeliness according to Section 151 of the German Civil Code is waived. Should the last signature be made outside the application commitment period, this is to be regarded as a new application, for which a six-week commitment period applies.

(2)

The rental parties are aware of the special statutory written form requirements of Sections 550, 578, 126 of the German Civil Code. They hereby mutually undertake to perform all actions and make all statements at the request of either party at any time which are necessary to comply with the statutory written form requirement and not to terminate the rental contract prematurely with reference to non-compliance with the statutory written form. This applies not only to the conclusion of the original contract/main contract, but also to supplementary, amendment and expansion contracts. This provision does not apply to any buyer of the rental property who, as a result of the acquisition by act of law in accordance with Section 566 of the German Civil Code, enters into the rental relationship in place of the landlord.

(3)

Should a condition of this contract be or become legally ineffective in whole or in part, this shall not affect the validity of the remaining conditions and the contract as a whole. The contracting parties undertake to replace an ineffective condition or an ineffective part of a condition with a legally effective condition that corresponds to the intended economic purpose of the ineffective condition.

(4)

There are no verbal ancillary agreements to this contract. Subsequent supplements and changes are only effective if they are set down in writing. This also expressly applies to the amendment of the written form requirement.

(5)

The place of performance and jurisdiction for all disputes arising from this contract is Tübingen.

(6)

The tenant confirms that they have received the contract from the landlord prior to its conclusion and signing. They also confirm that they have had sufficient opportunity to review and discuss the individual contractual conditions with the landlord and that they have understood the contents of the contract.

(7)

Each party shall receive a copy of this contract.

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 15/16

Section 21     Annexes

Subsequent annexes are integral parts of the contract:

Annex 1	Site plan BA1
Annex 1a	Site plan BA2
Annex 2	Floor Plans, Sections and Views BA1
Annex 2a	Floor Plans, Sections and Views BA2
Annex 3	Building description BA1, BA2
Annex 4	Interface list
Annex 5	Plan of outdoor facilities
Annex 6	Schedule for completion
Annex 7	Form for handover protocol
Annex 8	Statement of operating costs

Rental contract Fränkel lmmobilien-Service GmbH/ CureVac Real Estate GmbH	Page 16/16

Tübingen,	[06. June 2018]	Tübingen,	[06. June 2018]

/s/ Peter Buck		/s/ Dr Florian von der Mülbe
For Fränkel Immobilien-Service GmbH		For CureVac Real Estate GmbH
Managing Director Peter Buck		Managing Director Dr Florian von der Mülbe

- Landlord -		- Tenant -

/s/ Dr Simone Dahlmanns
For CureVac Real Estate GmbH
Managing Director Dr Simone Dahlmanns

- Tenant -

		Tübingen,	[06. June 2018]

/s/ Dr Franz-Werner Haas
For CureVac AG
Dr Franz-Werner Haas